Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2016 FIRST QUARTER RESULTS

-	Net sales increased 33% over prior year
-	Gross profit increased $1.4 million over prior year
-	Operating income increased $1.4 million over prior year with the exclusion of one-time items

St. Louis, MO – May 3, 2016 – Katy Industries, Inc. (Pink: KATY), a leading manufacturer, importer and distributor of commercial cleaning and consumer storage products, as well as a contract manufacturer of structural foam products, today reported financial results for the first quarter ended April 1, 2016.

“We are pleased that the first Quarter continued to show improvement in our operations,” said David J. Feldman, Katy Chief Executive Officer. “Sales demand remains strong and we will continue to have gains in operating income throughout 2016 by capitalizing on the synergies of our acquisitions and manufacturing realignment.”

Year-to-Date Financial Results

Financial highlights for the three months ended April 1, 2016 as compared to the three months ended March 27, 2015, included:

●	Net sales increased 33.2% from $21.3 million during the three months ended March 27, 2015 to $28.4 million during the three months ended April 1, 2016. The increase was a result of the Tiffin, Ohio business acquisition, which contributed an incremental $6.5 million in net sales. Gross margin was 16.3% for the three months ended April 1, 2016, an increase of 130 basis points from the same period a year ago. The increase was primarily a result of lower operating costs associated with the relocation of our Bridgeton, Missouri facility to Jefferson City, Missouri and reduced raw material prices during the three months ended April 1, 2016. As a result of the increase in sales and an increase in gross margin, our gross profit increased $1.4 million from $3.2 million to $4.6 million.

●	Selling, general and administrative expenses increased $0.7 million to $4.0 million for the three months ended April 1, 2016 from $3.3 million for the same period a year ago. The increase was primarily due to the derecognition of a deferred lease obligation no longer owed as a result of our termination of the lease for our Bridgeton, Missouri facility during the three months ended March 27, 2015.

●	Severance, restructuring and related charges decreased $1.1 million to $0.5 million for the three months ended April 1, 2016 as compared to $1.6 million for the three months ended March 27, 2015 due to the relocation of our Bridgeton, Missouri facility to Jefferson City, Missouri.

●	Operating income increased from an operating loss of $1.6 million during the three months ended March 27, 2015 to operating income of $0.1 million during the three months ended April 1, 2016 primarily due to the reduction of severance, restructuring and related charges and increased gross profit. With the exclusion of one-time items related to our facility relocation, operating income was $0.7 million for the three months ended April 1, 2016 versus an operating loss of $0.7 million for the three months ended March 27, 2015.

●	Interest expense increased by $1.2 million during the three months ended April 1, 2016 as compared to the three months ended March 27, 2015 as a result of the increased borrowings under the BMO Credit Agreement and Second Lien Credit Agreement which were entered into in the second quarter of 2015.

●	Overall, we reported a net loss of $1.2 million, or $0.15 per basic and diluted share, for the three months ended April 1, 2016, as compared to net loss of $1.8 million, or $0.23 per basic and diluted share, for the three months ended March 27, 2015. With the exclusion of one-time items related to our facility relocation, net loss was $0.6 million for the three months ended April 1, 2016 versus net loss of $1.0 million for the three months ended March 27, 2015.

Liquidity and Capital Resources

Cash used in operating activities before changes in operating assets and liabilities was $1.2 million in the three months ended March 27, 2015 as compared to $0.1 million in the same period of 2016. Changes in operating assets and liabilities from continuing operations provided $2.1 million in the three months ended April 1, 2016 as compared to $2.3 million in the same period of 2015.

Cash flows used by investing activities of $0.7 million in the three months ended April 1, 2016 were primarily due to capital expenditures related to the relocation of the Bridgeton, Missouri facility to Jefferson City, Missouri.

Cash flows used by financing activities of $1.3 million in the three months ended April 1, 2016 were due to a reduction of $0.8 million in our bank borrowings, net of debt issuance costs since December 31, 2015, primarily due to the timing of needed borrowings.

Non-GAAP Financial Measures

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulatory actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2015. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products, consumer home products and a contract manufacturer of structural foam products.

Company contact:
Katy Industries, Inc.
Curt Kroll
(314) 656-4381

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS AND
COMPREHENSIVE LOSS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	April 1, 2016	March 27, 2015

Net sales	$28,394	$21,310
Cost of goods sold	23,774	18,105
Gross profit	4,620	3,205
Selling, general and administrative expenses	3,955	3,252
Severance, restructuring and related charges	526	1,600
Operating income (loss)	139	(1,647)
Interest expense	(1,392)	(209)
Other, net	30	28
Loss before income tax expense	(1,223)	(1,828)
Income tax expense	(6)	(8)
Net loss	$(1,229)	$(1,836)
Other comprehensive income (loss):
Foreign currency translation	23	(58)
Total comprehensive loss	$(1,206)	$(1,894)

Loss per share of common stock - Basic	$(0.15)	$(0.23)

Loss per share of common stock - Diluted	$(0.15)	$(0.23)

KATY INDUSTRIES, INC. BALANCE SHEETS – UNAUDITED
(In thousands)

	April 1, 2016	December 31, 2015
Assets
Current Assets:
Cash	$63	$53
Accounts receivable, net	14,171	12,211
Inventories, net	16,194	19,267
Other current assets	1,564	2,164
Total current assets	31,992	33,695
Other Assets:
Goodwill	8,377	8,377
Intangibles, net	20,608	20,877
Other	1,761	1,747
Total other assets	30,746	31,001
Property and Equipment:
Land and improvements	535	535
Buildings and improvements	6,696	6,269
Machinery and equipment	45,815	44,617
	53,046	51,421
Less - Accumulated depreciation	(37,122)	(36,646)
Property and equipment, net	15,924	14,775
Total assets	$78,662	$79,471

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$21,725	$20,440
Book overdraft	486	918
Accrued compensation	1,077	1,149
Accrued expenses	7,271	7,142
Deferred revenue	93	130
Current maturities of long-term debt	1,663	1,143
Revolving credit agreement	23,093	23,969
Total current liabilities	55,408	54,891
Payable to Related Party	4,419	4,268
Long-Term Debt	21,093	21,435
Other Liabilities	7,686	7,615
Total liabilities	88,606	88,209
Stockholders' Deficit
15% Convertible preferred stock, $100 par value; authorized 1,200,000 shares; issued and outstanding 1,131,551 shares; liquidation value $113,155	108,256	108,256
Common stock, $1 par value; authorized 35,000,000 shares; issued 9,822,304 shares	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(1,608)	(1,631)
Accumulated deficit	(132,087)	(130,858)
Treasury stock, at cost, 1,871,128 shares	(21,437)	(21,437)
Total stockholders' deficit	(9,944)	(8,738)
Total liabilities and stockholders' deficit	$78,662	$79,471

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS – UNAUDITED
(In thousands)

	Three Months Ended
	April 1, 2016	March 27, 2015
Cash flows from operating activities:
Net loss	$(1,229)	$(1,836)
Depreciation	504	545
Amortization of intangible assets	268	47
Amortization of debt issuance costs	37	57
Stock-based compensation	32	20
Payment In Kind interest expense	280	-
Other	(20)	-
	(128)	(1,167)
Changes in operating assets and liabilities:
Accounts receivable	(1,975)	(519)
Inventories	3,031	(2,522)
Other assets	479	(726)
Accounts payable	847	4,426
Accrued expenses	(114)	764
Payable to related party	125	125
Deferred revenue	(37)	(37)
Other liabilities	(304)	760
	2,052	2,271
Net cash provided by operations	1,924	1,104

Cash flows from investing activities:
Capital expenditures	(748)	(362)
Net cash used in investing activities	(748)	(362)

Cash flows from financing activities:
Net borrowings on revolving credit facility	(876)	(199)
Payment on capital lease obligation	(23)	-
Decrease in book overdraft	(432)	(349)
Direct costs associated with debt facilities	62	-
Net cash used in financing activities	(1,269)	(548)

Effect of exchange rate changes on cash	103	(117)
Net increase in cash	10	77
Cash, beginning of period	53	66
Cash, end of period	$63	$143

Supplemental cash flows disclosure:
Interest paid	$843	$127
Income taxes paid	$1	$1
Supplemental information of non-cash investing and financing activities:
Capital leases included in accrued expenses and other noncurrent liabilities	$473	$-
Capital expenditures included in accounts payable	$429	$-
Collateralized debt fees included in accrued expenses	$240	$-